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                                                                   EXHIBIT 23.2
                                                                   ------------



                         INDEPENDENT AUDITORS' CONSENT



To the Board of Directors of
Hooper Holmes, Inc.:


We consent to the use of our reports dated March 4, 1996, incorporated herein by reference in the Registration Statement on Form S-8 of Hooper Holmes, Inc. on the consolidated balance sheets of Hooper Holmes, Inc. and subsidiaries as of December 31, 1995 and 1994 and the related consolidated statements of operations, stockholders' equity, and cash flows and related schedule for each of the years in the three-year period ended December 31, 1995, which reports appear in the December 31, 1995 annual report on Form 10-K of Hooper Holmes, Inc.


                                         /s/ KPMG Peat Marwick LLP


                                         KPMG Peat Marwick LLP



Short Hills, New Jersey

May 30, 1996